RELEASE AND COVENANTS AGREEMENT

                      THIS RELEASE AND COVENANTS AGREEMENT (this "Agreement"), is made as of the 7th day of August, 2001, by and between AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation with its principal place of business at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20014 (the "Corporation"), and DAVID J. GLADSTONE, an individual residing at 1161 Crest Lane, McLean, Virginia 22101 ("Gladstone").

W I T N E S S E T H:

                      WHEREAS, the parties hereto are parties to a certain Second Amended and Restated Employment Agreement dated as of August 6, 1999 (the “Employment Agreement”); and

                      WHEREAS, as of even date herewith, the Corporation and Gladstone are entering into the Amended and Restated Split Dollar Agreement with the David J. Gladstone Irrevocable Insurance Trust, Lorna Gladstone, Trustee (the "Amended Split Dollar Agreement"), and the obligations of Gladstone set forth below, including certain covenants concerning confidential information, competition and solicitation of employees, are important considerations for the Corporation's agreement to provide benefits to Gladstone under the Amended Split Dollar Agreement.

                      NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Final Bonus; Termination of Employment Agreement.  The Corporation has paid to Gladstone an amount equal to his bonus for the Second Quarter of 2001, in the amount of $54,744.54.  In addition, at such time in 2002 as the Corporation pays bonuses to senior executives of the Corporation, Gladstone shall be entitled to receive an additional payment equal to the result of subtracting from (a) the result of multiplying his base salary actually earned in 2001 under the Employment Agreement by two (2) by the Average Bonus Ratio (as defined herein), the amount of (b) bonus payments actually received by Gladstone in 2001 including the amount of $54,744.54 paid in accordance with the preceding sentence.  The "Average Bonus Ratio" shall be equal to the arithmetic average of the Bonus Ratios for each of the employees of the Corporation.  The Bonus Ratio for each such employee shall equal the employee's actual bonus for 2001 divided by the employee's base salary for 2001 and further divided by the maximum bonus percentage that such employee was eligible to receive as approved by the Compensation Committee of the Corporation's Board of Directors on February 5, 2001 (or as subsequently revised) (expressed as a decimal equivalent). The Corporation will pay Gladstone the business expenses he incurred on behalf of the Corporation upon submission to the Corporation. The parties hereto agree that the Employment Agreement shall be deemed to be terminated as of the date hereof and the parties released from their respective obligations thereunder.

2.     Mutual Release.

                      (a)  Gladstone, on his own behalf and on behalf of his heirs, representatives and assigns, hereby waives, releases, and forever and irrevocably discharges the Corporation, and its agents, attorneys, officers, directors, employees, successors and assigns (collectively, the “Corporation Released Parties”) from any and all obligations, debts, demands, claims and liabilities of every kind and nature, either in law or in equity, that Gladstone may now have, may in the future have or may ever have had, against the Corporation Released Parties arising in any manner from or in any manner related, directly or indirectly, to Gladstone’s service or employment as a director, officer and/or an employee of the Corporation including, without limitation, the circumstances relating to the termination thereof; excepting only the continuing obligations of the Corporation resulting from the provisions of the Option Exercise Agreement entered into by and among the parties hereto bearing the date of August 6, 1999, this Agreement and the Amended Split Dollar Agreement (collectively, the "Surviving Agreements").

                      (b)  The Corporation, on its own behalf and on behalf of its successors and assigns, hereby waives, releases, and forever and irrevocably discharges Gladstone, and his agents, attorneys, heirs, representatives and assigns (collectively, the “Gladstone Released Parties”) from any and all obligations, debts, demands, claims and liabilities of every kind and nature, either in law or in equity, that the Corporation may now have, may in the future have or may ever have had against the Gladstone Released Parties arising in any manner from or in any manner related to, directly or indirectly, Gladstone’s service or employment as a director, officer and/or an employee of the Corporation including, without limitation, the circumstances relating to the termination thereof; excepting only the continuing obligations of Gladstone resulting from the provisions of the Surviving Agreements.

3.     Covenants of Gladstone

                (a)  Certain Definitions.  For purposes of this Agreement, the following terms shall have the following respective meanings:

                "Board of Directors" shall mean the Board of Directors of the Corporation.

                "Confidential Information" shall mean information concerning the business activities and plan for business activities of the Corporation, its affiliates and its portfolio companies (including, without limitation, methods, procedures, practices, products, files, documents, computer programs, customer lists and requirements, financial data, and costs and billing practices).

                "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust and an unincorporated organization.

                (b)           Confidential Information

(i)            Gladstone recognizes that the services to be performed by him for the Corporation were special, unique, and extraordinary and that, by reason of his employment with the Corporation, he has acquired Confidential Information concerning the operation of the Corporation, the use or disclosure of which would cause the Corporation substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate.  Accordingly, Gladstone agrees that he will not (directly or indirectly) at any time, (i) knowingly use for an improper personal benefit or for the benefit of another Person with whom Gladstone is affiliated any Confidential Information that he may learn or has learned by reason of his employment with the Corporation or (ii) disclose any such Confidential Information to any Person except (A) as required by applicable law, (B) in connection with the enforcement of his rights under this Agreement, (C) in connection with any disagreement, dispute or litigation (pending or threatened) between Gladstone and the Corporation or (D) with the prior written consent of the Board of Directors.  As used herein, "Confidential Information" includes information with respect to Subject Investments; provided, however, that such term, shall not include any information that (x) is or becomes generally known or available other than as a result of a disclosure by Gladstone,  (y) is or becomes known or available to Gladstone on a non–confidential basis from a source  (other than the Corporation) that, to Gladstone's knowledge, is not prohibited from disclosing such information to Gladstone by a legal, contractual, fiduciary or other obligation to the Corporation or (z) with regard to Subject Investments, is or becomes known or available to Gladstone other than by or through the Corporation.

(ii)           Gladstone confirms that all Confidential Information is the exclusive property of the Corporation.  All business records, papers and documents kept or made by Gladstone while employed by the Corporation relating to the business of the Corporation shall be and remain the property of the Corporation at all times.  Upon the request of the Corporation at any time, Gladstone shall promptly deliver to the Corporation, and shall retain no copies of, any written materials, records and documents made by Gladstone or coming into his possession while employed by the Corporation concerning the business or affairs of the Corporation other than personal materials, records, documents (including notes and correspondence) of Gladstone not containing proprietary information relating to such business or affairs, and board materials previously provided to Gladstone in connection with his role as a member of the Corporation's Board of Directors.  Notwithstanding the foregoing, Gladstone shall be permitted to retain copies of, or have access to, all such materials, records and documents relating to any disagreement, dispute or litigation (pending or threatened) between Gladstone and the Corporation.  In addition, Gladstone shall be entitled to retain a copy of the Corporation's Outlook database as such exists on or prior to the date of the Agreement.

                (c)           Covenant Not to Compete or Solicit

(i)            For so long as the Amended Split Dollar Agreement shall remain in effect (the "Restricted Period"), Gladstone, unless he receives the prior written consent of the Board of Directors, shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person (each, a “Subject Person”) (i) that competes with the Corporation or any wholly–owned subsidiary of the Corporation in investing or consulting with small or medium sized businesses in the United States with regard to change in control transactions, a result of which is an employee stock ownership plan that owns more than 15% of the subject business or (ii) that solicits, for the purpose of providing debt or equity financing, or provides debt or equity financing to any Person (each, a "Subject Investment") (A) who is listed on Appendix A hereto, (B) to whom the Corporation or a wholly–owned subsidiary of the Corporation is currently a lender or in which the Corporation or a subsidiary of the Corporation is currently an investor other than as a result of  the ownership of publicly–traded securities (including without limitation those prospective portfolio companies listed in the final prospectus for Gladstone Capital Corporation) or (C) where the Gladstone first learned of a lending or investing opportunity with regard to such Person from or through the Corporation other than pursuant to the Strategic Relationship Agreement.  The Board of Directors shall not unreasonably withhold its consent to a transaction whereby a Subject Person would purchase a controlling interest in a Subject Investment.

(iii)          Gladstone has carefully read and considered the provisions of this Paragraph 3(c) and, having done so, agrees that the restrictions set forth in this Paragraph 3(c) (including the Restricted Period, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Corporation, its officers, directors, employees, creditors and shareholders.  Gladstone understands that the restrictions contained in this Paragraph 3(c) may limit his ability to engage in a business similar to the Corporation's business, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Corporation hereunder to justify such restrictions.

(iv)          During the Restricted Period, Gladstone shall not, whether for his own account or for the account of any other Person (excluding the Corporation), intentionally (i) solicit, endeavor to entice or induce any employee of the Corporation to terminate his employment with the Corporation or accept employment with anyone else or (ii) interfere in a similar manner with the business of the Corporation, except for those employees who the Corporation and Gladstone agree are exempt from the applicability of this paragraph at the time of hiring.

(v)           In the event that any provision of this Paragraph 3(c) relating to the Restricted Period or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the Restricted Period or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

                (d)           Stock Ownership. Gladstone agrees that from the date hereof through 180 days following the date hereof, he will not sell, sign, convey, pledge or otherwise dispose of 150,000 shares of Corporation common stock, $0.01 par value (“ACAS Common Stock”) that he owns.  Gladstone shall be free to sell any shares of ACAS Common Stock that he owns in excess of such 150,000 shares, provided that the proceeds of such sales, net of reasonable and actual selling expenses, are used first to repay any loans from ACAS used to purchase such shares of ACAS Common Stock.

                (e)           Injunctive Relief.  Gladstone acknowledges that a breach of any of the covenants contained in this Article 5 may result in material irreparable injury to the Corporation for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and the Corporation shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction restraining Gladstone from engaging in activities prohibited by this Article 5 or such other relief as may required to specifically enforce any of the covenants contained in this Article 5. Gladstone agrees to and hereby does submit to in personam jurisdiction before each and every such court for that purpose.

                (f)  Early Termination.  At the option of Gladstone on thirty (30) days advance written notice to the Corporation, Gladstone may terminate the Restricted Period.  Such a termination shall not affect any of the rights or obligations of the parties hereunder that are not specifically limited in their duration to the Restricted Period.

4.     Miscellaneous. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof and supersedes all prior negotiations, representations and agreements, either written or oral, between them except for the Surviving Agreements.  There are no conditions, agreements, or representations between the parties except those expressed herein.  This Agreement may be altered, modified, amended, or repealed only by a duly executed written instrument signed by the parties hereto.  This Agreement shall be governed by the law of the State of Maryland, without giving effect to the conflicts of laws provisions thereof.  Each party binds himself or itself and his or its heirs, successors, legal representatives and assigns in respect to all covenants and agreements contained herein.  Except as specifically contemplated herein, nothing herein shall be construed as giving any right or benefit hereunder to anyone other than the parties hereto.  Any notices provided for herein shall be delivered in writing addressed to the parties at the addresses first set forth above (and, in the case of the Corporation attention: Compliance Officer) and sent by hand delivery, overnight parcel express service provided by a recognized national carrier or by certified United States first class mail, return receipt requested.

                      IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first hereinabove written.

WITNESS:	GLADSTONE:

(Seal)
David J. Gladstone

AMERICAN CAPITAL STRATEGIES, LTD.,
A Delaware Corporation

	By:	(Seal)
Name:
Title

APPENDIX A

CERTAIN SUBJECT INVESTMENTS

US Investigations Services, Inc.

Arrow Shirt Company

Gans Tire, Inc.

National Forge Co.

Those entities listed below from the Company deal stream report dated August 6, 2001:

Belle

Looks

Cherry

Jersey

Pump

Globe

Chill

Video

Bus

Rack & Roll

Plastic Cart

Heavy Lifting - 164

Liquid-244

Tiger

Attach

Aeolus

Coin

Stainless

Circuit

EODT

Wall Industries

Medsource Technologies

Questron

Plastics

Oil

Matco

Dead Meat

Bueller

Sassy

FPD Acquisition

Clipper

Infusion Therapy Co.

Tech Law

Delta Engineering

Almost Dying

Transformer Deal

Helicopter Components 2

Sun Plus

Princess

Air Rage

Greasy

Public to Private

Avis

Paper Distributor

Mastercraft

Greasy

Animal Nutrition

Cow Hide

Protector

Scary

Singer

Aluminum

Bottle

Wire Rope

Fypon Ltd.

Ceco Environmental

Insulated

Wood

Pet

Plastic

Window

Cable

Telephone

Chick Packaging

AT Plastics

Photoelectronics